PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated October 1, 2024)	Registration No. 333-278977

Nano Labs Ltd

6,521,737 Class A Ordinary Shares

This Prospectus Supplement No. 2 is being filed to update and supplement the information contained in the prospectus dated October 1, 2024 (as supplemented from time to time, the “Prospectus”) that forms a part of our Registration Statement on Form F-1, as amended and supplemented (File No. 333-278977) (the “Registration Statement”) with the information contained in two Current Reports on Form 6-K, each filed with the Securities and Exchange Commission (“SEC”) on December 3, 2024 and December 5, 2024, respectively. Accordingly, we have attached these two Current Reports to this Prospectus Supplement No. 2.

The Prospectus and this Prospectus Supplement No. 2 relate to the proposed resale or other disposition of 6,521,737 Class A ordinary shares issuable upon the exercise of warrants, or the Warrants, by the selling shareholders identified in the Prospectus. The selling shareholders acquired the Warrants from us pursuant to certain securities purchase agreement, dated as of April 11, 2024, by and among us and the purchasers named therein, or the Securities Purchase Agreement, in a private placement offering, or the Private Placement. We are not selling any Class A ordinary shares under the Prospectus and will not receive any of the proceeds from the sale or other disposition of Class A ordinary shares by the selling shareholders. However, we will receive proceeds from the exercise, if ever exercised, of the Warrants. The selling shareholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the ordinary shares described in the Prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of Class A ordinary shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 132 of the Prospectus for more information about how the selling shareholders may sell or dispose of their Class A ordinary shares.

There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Class A ordinary shares. If the market price of our Class A ordinary shares is less than the exercise price of the Warrants, meaning the Warrants are “out of the money,” we believe the holders of the Warrants will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants. The amount of cash we would receive from the exercise of the Warrants will decrease to the extent that Warrants are exercised on a cashless basis.

This Prospectus Supplement No. 2 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 2, you should rely on the information in this Prospectus Supplement No. 2.

Our Class A ordinary shares are listed on the NASDAQ Capital Market under the symbol “NA.” The closing price for our Class A ordinary shares on December 5, 2024 was US$12.28 per Class A ordinary share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of the Prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2024

Commission File Number: 001-41426

Nano Labs Ltd

(Exact name of registrant as specified in its charter)

China Yuangu Hanggang Technology Building

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

People’s Republic of China

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒        Form 40-F ☐

EXPLANATORY NOTE

The document attached as exhibit 99.1 to this Form 6-K is hereby incorporated by reference into the Registrant’s Registration Statement on Form F-3 initially filed with the U.S. Securities and Exchange Commission on August 14, 2023 (Registration No. 333-273968) and shall be a part thereof from the date on which this current report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nano Labs Ltd

Date: December 3, 2024	By:	/s/ Jianping Kong
	Name:	Jianping Kong
	Title:	Chairman and Chief Executive Officer

2

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release

3

Exhibit 99.1

Nano Labs Announces $50 Million BTC Purchase Plan

Hong Kong, December 2, 2024 /PRNewswire/ -- Nano Labs Ltd (Nasdaq: NA) (“we,” the “Company” or “Nano Labs”), a leading fabless integrated circuit design company and product solution provider in China, today announced its plan to purchase and hold $50 million worth of Bitcoin (“BTC”) over the next five years. This strategic decision underscores the Company’s confidence in BTC as a long-term store of value and a foundational asset within the rapidly evolving Web 3.0 ecosystem.

As an active participant in the Web 3.0 space, Nano Labs has consistently expanded its presence through innovative product offerings, including its B series for BTC mining and V series for ETC (“ETH”) mining. The Company views BTC as an increasingly pivotal role in the digital asset ecosystem, driven by recent market trends, favorable policy shifts, and growing institutional adoption.

By incorporating BTC into its strategic asset portfolio, Nano Labs aims to strengthen its market position and contribute to the broader adoption and growth of the digital economy.

The Company cautions investors that the purchase plan may be affected by various factors, including but not limited to: market conditions, regulatory changes, the Company’s financial position, and other business considerations. The Company is not obligated to execute this purchase plan and may modify, suspend, or abandon it at any time without notice.

About Nano Labs Ltd

Nano Labs Ltd is a leading fabless integrated circuit (“IC”) design company and product solution provider in China. Nano Labs is committed to the development of high throughput computing (“HTC”) chips, high performance computing (“HPC”) chips, distributed computing and storage solutions, smart network interface cards (“NICs”) vision computing chips and distributed rendering. Nano Labs has built a comprehensive flow processing unit (“FPU”) architecture which offers solution that integrates the features of both HTC and HPC. Nano Lab’s Cuckoo series are one of the first near-memory HTC chips available in the market*. For more information, please visit the Company’s website at: ir.nano.cn.

*	According to an industry report prepared by Frost & Sullivan.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s plan to appeal the Staff’s determination, which can be identified by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. Such statements are based upon management’s current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements to differ materially from those in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For investor inquiries, please contact:

Nano Labs Ltd

ir@nano.cn

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

Email: investors@ascent-ir.com

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2024

Commission File Number: 001-41426

Nano Labs Ltd

(Exact name of registrant as specified in its charter)

China Yuangu Hanggang Technology Building

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

People’s Republic of China

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒        Form 40-F ☐

EXPLANATORY NOTE

The document attached as exhibit 99.1 to this Form 6-K is hereby incorporated by reference into the Registrant’s Registration Statement on Form F-3 initially filed with the U.S. Securities and Exchange Commission on August 14, 2023 (Registration No. 333-273968) and shall be a part thereof from the date on which this current report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nano Labs Ltd

Date: December 5, 2024	By:	/s/ Jianping Kong
	Name:	Jianping Kong
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release

Exhibit 99.1

Nano Labs Announces Strategic Partnership with HashKey Group to Drive Web3 Innovation

Hong Kong, December 5, 2024 /PRNewswire/ -- Nano Labs Ltd (Nasdaq: NA) (“we,” the “Company” or “Nano Labs”), a leading fabless integrated circuit design company and product solution provider in China, today announced that the Company has entered into a strategic cooperate agreement (the “Agreement”) to explore in-depth cooperation in the Web3 space and blockchain ecosystem with HashKey Group (“HashKey”). This partnership marks a significant step in Nano Labs’s commitment to advancing the technical innovation and application in Web3 and blockchain ecosystem.

Pursuant to the Agreement, a subsidiary of Nano Labs will open a trading account on HashKey Exchange, a licensed virtual asset trading platform in Hong Kong under HashKey Group, and invest in virtual assets to diversify its portfolio in the digital currency sector. The collaboration extends beyond digital asset trading and is expected to include Web3 technology development and blockchain ecosystem construction, fostering innovation and growth in the Web3 industry.

Terence Pu, Managing Director of HashKey Exchange, stated: “We are delighted to establish this strategic partnership with Nano Labs. With its extensive experience in technology development and market expansion, Nano Labs brings a broad user base. This collaboration will not only provide enhanced virtual asset trading and investment opportunities for both parties’ users but also accelerate the development of the Web3 industry.”

Jack Kong, Chairman of Nano Labs, commented, “Against the backdrop of favorable market trends, regulatory support, and increasing institutional adoption, Bitcoin is playing an increasingly critical role in the digital asset ecosystem. Our collaboration with HashKey Exchange will help Nano Labs further expand its virtual asset business, seize opportunities in the digital asset sector, and create greater value for shareholders.”

About HashKey Exchange

HashKey Exchange is dedicated to setting new benchmarks for compliance, fund security, and platform safety in virtual asset trading. Operated by Hash Blockchain Limited (HashKey Exchange), it is one of the first licensed retail virtual asset trading platforms in Hong Kong. It has obtained approvals from the Hong Kong Securities and Futures Commission (SFC) under the Securities and Futures Ordinance for Type 1 (Dealing in Securities) and Type 7 (Providing Automated Trading Services) licenses, as well as a license to operate a virtual asset trading platform under the Anti-Money Laundering Ordinance.

As the flagship business of HashKey Group, HashKeyExchange provides one-stop virtual asset trading services for professional investors (PIs) and retail investors. The platform is ISO 27001 (Information Security) and ISO 27701 (Data Privacy) certified. For more details, visit HashKey Exchange and follow us on Twitter and LinkedIn.

About Nano Labs Ltd

Nano Labs Ltd is a leading fabless integrated circuit (“IC”) design company and product solution provider in China. Nano Labs is committed to the development of high throughput computing (“HTC”) chips, high performance computing (“HPC”) chips, distributed computing and storage solutions, smart network interface cards (“NICs”) vision computing chips and distributed rendering. Nano Labs has built a comprehensive flow processing unit (“FPU”) architecture which offers solution that integrates the features of both HTC and HPC. Nano Lab’s Cuckoo series are one of the first near-memory HTC chips available in the market*. For more information, please visit the Company’s website at: https://ir.nano.cn/.

*	According to an industry report prepared by Frost & Sullivan.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s plan to appeal the Staff’s determination, which can be identified by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. Such statements are based upon management’s current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements to differ materially from those in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For investor inquiries, please contact:

Nano Labs Ltd

ir@nano.cn

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

Email: investors@ascent-ir.com